Kurt D. Saliger
Certified Public Accountant
5000 West Oakey Boulevard, Suite A-4
Las Vegas, Nevada 89146


October 25, 1999


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  TheInternetCorp.net, Inc. -  Form S-4

Dear Sir/Madame:

The firm of Kurt D. Saliger, Certified Public Accountant, consents to the inclusion of my report of October 6, 1999 on the financial statements of TheInternetCorp.net, Inc. for the period ended August 31, 1999, and the inclusion of my report dated October 22, 1999 on the financial statements of Cycle-Parts.com, Inc. for the period ended August 31, 1999, and to all references to my firm, in the S-4 Registration Statement of TheInternetCorp.net, Inc.

Sincerely,


/s/Kurt D. Saliger
			Kurt D. Saliger, C.P.A.